SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 000-49702

                          MedSource Technologies, Inc.
             (Exact name of registrant as specified in its charter)

       110 Cheshire Lane, Suite 100, Minneapolis, MN 55305, (952) 807-1234
       -------------------------------------------------------------------
     (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                          Common Stock, $0.01 Par Value
            (Title of each class of securities covered by this Form)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)    |X|         Rule 12h-3(b)(1)(i)       |X|
      Rule 12g-4(a)(1)(ii)               Rule 12h-3(b)(1)(ii)
      Rule 12g-4(a)(2)(i)                Rule 12h-3(b)(2)(i)
      Rule 12g-4(a)(2)(ii)               Rule 12h-3(b)(2)(ii)
                                         Rule 15d-6

Approximate  number of holders of record as of the certification or notice date:
One (1)

     Pursuant to the requirements of the Securities Exchange Act of 1934, MedSource Technologies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  June 30, 2004         By:    /s/ Thomas F. Lemker
                                    --------------------------------------------
                             Name:  Thomas F. Lemker
                             Title: Assistant Secretary and Assistant Treasurer